ARMOUR RESIDENTIAL REIT, Inc. Company Update 5/14/2020 ARMOUR seeks to create shareholder value through thoughtful investment and risk management that produces current yield and superior risk adjusted returns over the long term.  Our focus on residential real estate finance supports home ownership for a broad and diverse spectrum of Americans by bringing private capital into the mortgage markets. Please note that this update is as of 05/13/20, as we feel the most current information is best suited for our shareholders. We will return to our normal monthly sequences in the future.

PLEASE READ: Important Regulatory and Yield Estimate Risk Disclosures 2 • Certain statements made in this presentation regarding ARMOUR Residential REIT, Inc. (“ARMOUR” or the “Company”), and any other statements regarding ARMOUR’s future expectations, beliefs, goals or prospects constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. Forward-looking statements include but are not limited to statements regarding the projections for ARMOUR’s business and plans for future growth and operational improvements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements. ARMOUR assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. • This material is for information purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation for any securities or financial instruments. The statements, information and estimates contained herein are based on information that the company believes to be reliable as of today's date unless otherwise indicated, but cannot be represented that such statements, information or estimates are complete or accurate. • Actual realized yields, durations and net durations described herein will depend on a number of factors that cannot be predicted with certainty. Estimated yields do not reflect any of the costs of operation of ARMOUR. • THE INFORMATION PRESENTED HEREIN IS UNAUDITED AND UNREVIEWED.

ARMOUR Overview 3 ARMOUR invests in and manages a leveraged portfolio of mortgage-related assets and U.S. government securities. 1 Stockholders' Equity and Liquidity • March 31, 2020 stockholders' equity totaled $786 million, including the 7.00% Series C Cumulative Redeemable Preferred Stock ("Series C Preferred") with liquidation preference totaling $133 million. • May 13, 2020 liquidity was $455 million, consisting of $256 million cash, $132 million unlevered Agency and Treasury securities, and $67 million in receivables. 2 Dividend Policy • ARMOUR pays dividends monthly. In response to the COVID-19 crisis, ARMOUR has not yet announced a dividend rate for Q2 2020. • Since inception in November 2009, ARMOUR has paid out $1.6 billion in dividends.(1) 3 Shareholder Alignment • Returned $391 million through share repurchases and return of capital since May 2013. • Senior management has made open market purchases of $4.9 million of stock since 2016. • Managed preferred shares through repurchases, calls, and refinancing to maximize value in capital structure. 4 Transparency and Governance • Updated portfolio and liability details can be found monthly at www.armourreit.com. • Non-Executive Board Chairman and separate Lead Independent Director. 5 ARMOUR REIT Manager • ARMOUR REIT is externally managed by ARMOUR Capital Management LP. (1) Includes both common and preferred stock dividends through April 2020. Information as of 05/13/2020

ARMOUR Portfolio Composition

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Securities	% of Portfolio	Current Value (millions)	Weighted Average Book Price	Weighted Average Market Price	Weighted Average Net/Gross Coupon	Estimated Effective Duration
Agency ARMs & Hybrids	0.5%	$33.7	102.0%	102.7%	3.40/3.96	1.34
Agency Multifamily Ballooning in 120 Months or Less	18.8%	$1,239.3	102.5%	116.7%	3.69/4.59	7.30
Agency Fixed Rates Maturing Between 0 and 180 Months	16.8%	$1,104.3	105.2%	105.6%	2.78/3.44	3.81
Agency Fixed Rates Maturing Between 181 and 240 Months	0.0%	$1.1	107.9%	111.4%	4.25/5.37	3.67
Agency Fixed Rates Maturing Between 241 and 360 Months	37.6%	$2,478.5	106.0%	108.4%	3.84/4.47	2.38
Agency Portfolio	**73.7%**	**$4,857.0**	**104.9%**	**109.8%**	**3.56/4.27**	**3.95**
Agency 15Y TBA Long Positions	15.7%	$1,037.2	103.6%	103.7%	2.25/ N/A	2.88
Agency 30Y TBA Long Positions	7.8%	$517.3	103.7%	103.5%	2.50/ N/A	2.68
Net TBA Positions	**23.6%**	**$1,554.6**	**103.7%**	**103.6%**	**2.33/ N/A**	**2.81**
Credit Risk Transfer	2.7%	$179.6	97.9%	75.0%	3.41/4.06	5.27
Credit Risk Portfolio	**2.7%**	**$179.6**	**97.9%**	**75.0%**	**3.41/4.06**	**5.27**
Total Portfolio	**100.0%**	**$6,591.1**	**104.3%**	**106.9%**	**3.26/4.00**	**3.72**

- Approximately 90% of ARMOUR's Agency portfolio (excluding TBA positions) benefits from favorable prepayment characteristics, including:
  - 26% have prepayment penalties (DUS).
  - 48% have loan balances less than or equal to 225k.
  - 17% have loan-to-value ratios greater than 95%, FICO scores of less than 700 or seasoning of greater than 24 months.

Information as of 05/13/2020. Portfolio value is based on independent third-party pricing. Information includes estimates of the effect of forward settling trades. Some totals may not foot due to rounding.

ARMOUR Hedging and Financing Composition 5 Interest Rate Swap Breakdown by Months to Maturity Interest Rate Swap Breakdown by Floating Rate Index 2,000 Total Swap Position is ) s n $5.3B with a weighted o i l average maturity of 49 l 1,500 i months. m n i ( 1,000 l a Secured Overnight n n Financing Rate: o i t 500 42.4% o N 0 s s s s s s s s Fed Funds: 57.6% th th th th th th th th n n n n n n n n o o o o o o o o M M M M M M M M 2 4 6 8 0 2 4 0 1 2 3 4 6 7 8 2 - - - - - - - 1 0 3 5 7 9 1 3 - 1 2 3 4 6 7 9 0 1 Repurchase Agreements Longest Principal Wtd. Avg. Wtd. Avg. Remaining Borrowed % of Repo Original Remaining Term in 6 Repo Counterparty (millions) Positions Term Days Days BUCKLER Securities LLC (1) $3,183 69% 27 14 18 All Other Counterparties (2) $1,455 31% 31 23 21 Total or Wtd. Avg. $4,638 100% 28 17 (1) Affiliated with ARMOUR. (2) ARMOUR is currently borrowing from 16 repo counterparties. Information as of 05/13/2020. Some totals may not foot due to rounding.

ARMOUR's Agency Portfolio Constant Prepayment Rates ("CPR") 6 Trailing Twelve Month Portfolio CPR 25 20 15 10 5 0 9 9 9 9 9 9 9 9 0 0 0 0 0 1 1 1 1 1 1 1 1 2 2 2 2 2 0 0 0 0 0 0 0 0 0 0 0 0 0 2 2 2 2 2 2 2 2 2 2 2 2 2 y e ly st r r r r y y h il y a n u u e e e e ar ar rc r a M u J g b b b b u u a p M J u m to m m n r A A te c ve ce a b M p O o e J Fe Se N D Constant Prepayment Rate ("CPR") is the annualized equivalent of single monthly mortality ("SMM"). CPR attempts to predict the percentage of principal that will prepay over the next twelve months based on historical principal pay downs. CPR is reported on the 4th business day of the month for the previous month's prepayment activity.

ARMOUR Net Interest Margin 7 Net Interest Margin Analysis 4 3 t n e c r 2 e P 1 0 2 2 2 2 2 2 2 2 2 2 2 0 0 0 0 0 0 0 0 0 0 0 1 1 1 1 1 1 1 1 1 1 2 0 1 2 3 4 5 6 7 8 9 0 Asset Yield Cost of Funds including Hedges Net Interest Margin

ARMOUR Residential REIT, Inc. 3001 Ocean Drive Suite 201 Vero Beach, FL 32963 armourreit.com 772-617-4340